# PURCHASE AND SALE AGREEMENT

**Between**

**ALPHA ENERGY, INC. ("Purchaser")**

**and**

**PREMIER GAS COMPANY, LLC ("Seller")**

**January 29, 2019**

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**Exhibits:**

| | |
|---|---|
| Exhibit A | Wells and Leases |
| Exhibit B | Project Maps |
| Exhibit C | Escrow Agreement |
| Exhibit D | Escrow Payment Schedule |

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## PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "**Agreement**") is made and entered into on or before the 29th day of January, 2019 by and between and **ALPHA ENERGY, INC**, a Colorado corporation whose address is 4162 Meyerwood Drive, Houston, TX 77025, ("**Purchaser**") and **Premier Gas Company, LLC.**, whose address is 1824 West Elm Street, Durant, OK 74701-3428 ("**Seller**").

### Recitals

A. **Sellers** desire to sell to **Purchaser**, and **Purchaser** desires to purchase from **Sellers**, the **Subject Interests** (as defined below in Article II 2.2), all upon the terms and conditions hereinafter set forth.
B. **Purchaser** and **Sellers** (together, the "**Parties**" and each, a "**Party**") desire to make certain representations, warranties, covenants, agreements and prescribed conditions in connection with such sale and purchase.

In consideration of the recitals and the mutual covenants and agreements set forth in this **Agreement**, the **Parties** hereby agree as follows:

### ARTICLE I
### DEFINITIONS

1.1 **Defined Terms.** As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

**"Additional Leases"** are identified on Exhibit "A", attached hereto.

"**Affiliate**" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

"**Agreement**" means this Purchase and Sale Agreement, as amended, supplemented or modified from time to time.

**"Allocated Values"** means the allocation of values for all of the Subject Interests shown on Exhibit A, Schedule 3. Exhibit A, Schedule 3 is sometimes referred to herein as the **"Allocated Value Schedule."**

"**Arbitrator**" has the meaning specified in Section 5.9.

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**"Subject Interests"** has the meaning specified in Section 2.2.

**"Assumed Obligations"** has the meaning specified in Section 10.1.

**"Business Day"** means any day other than a Saturday, Sunday or other day on which commercial banks in Ft. Worth, Texas are authorized or required by law to close.

**"Casualty Loss"** has the meaning specified in Section 11.3.

**"CERCLA"** has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

**"Claims"** has the meaning specified in Section 10.5.

**"Clean Air Act"** has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

**"Closing"** means the closing and consummation of the transactions contemplated by this Agreement.

**"Closing Date"** means February 28, 2019 or such other date on which Purchaser and Sellers may mutually agree, subject to delay as provided in Sections 5.4, 5.7 and 5.8.

**"Code"** means the Internal Revenue Code of 1986, as amended.

**"Confidentiality Agreement"** there is no confidentiality agreement in this Agreement.

**"Consent"** has the meaning specified in Section 5.10(a). **"Contracts"** has the meaning specified in Section 2.2(d). **"Cure Period"** has the meaning specified in Section 5.5(b). **"Deductible"** has the meaning specified in Section 10.10.

**"Deposit"** has the meaning specified in Section 2.3 (a)

**"Earnest Money"** has the meaning specified in Section 2.4.

**"Earnest Money Retention Event"** means either (a) Purchaser's failure or refusal to close the transactions contemplated by this Agreement on the Closing Date at a time when (i) each of the conditions contained in Sections 7.1 and 7.2 (excluding Sellers's performance of its obligations at the Closing) has been either fulfilled in all material respects or waived and (ii) Sellers's is ready, willing and able to perform in all material respects its obligations at the Closing, or (b) Sellers's termination of this Agreement pursuant to Section 9.1(d).

**"Effective Time"** means 11:00 a.m. (CST) at the location of the Subject Interests on February 28, 2019.

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**"Environmental Defect"** means a condition, occurrence, event or activity on or related to the Subject Interests (i) any surface or mineral lease obligation, whether an express or implied obligation, relating to natural resources, conservation, the environment, or the emission, release, storage, treatment, disposal, transportation, handling, or management of industrial or solid waste, hazardous waste, hazardous or toxic substances, chemicals or pollutants, petroleum, including, without limitation, crude oil, natural gas, natural gas liquids, or liquefied natural gas, and any wastes associated with the exploration and production of oil and gas which violates Environmental Law.

**"Environmental Defect Notice"** has the meaning specified in Section 5.8(a).

**"Environmental Defect Value"** has the meaning specified in Section 5.8(b).

**"Environmental Disputes"** has the meaning specified in Section 5.8(d).

**"Environmental Law"** means any present and future law, common law, ordinance or regulation of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Material (including the use, handling, transportation, production, disposal, discharge, release or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated by Sellers and included in the Subject Interests , including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, as amended (the "Clean Air Act"), the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other Law whose purpose is to conserve or protect human health, the environment, air quality, wildlife or natural resources.

**"Environmental Obligations"** has the meaning specified in Section 10.4.

**"ERISA"** means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

**"Excluded Subject Interests"** has the meaning specified in Section 2.3.

**"Expiration Date"** has the meaning specified in Section 10.11.

**"Final Settlement Date"** has the meaning specified in Section 8.4(a).

**"Final Settlement Statement"** has the meaning specified in Section 8.4(a).

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**"Governmental Authority"** means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or Subject Interests.

**"Hazardous Material"** means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) Hydrocarbons or any fractions or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act.

**"Hydrocarbons"** has the meaning specified in Section 2.2(a).

**"Interest Addition"** has the meaning specified in Section 5.6.

**"Lands"** has the meaning specified in Section 2.2(a).

**"Laws"** has the meaning specified in Section 10.1(c).

**"Leases"** and **"Lease"** have the respective meanings specified in Section 2.2(a).

**"Lien"** means any (a) lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation, (b) Liens created by supplies, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and Subject Interests for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Sellers; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property that do not impair the value of the Subject Interests or interfere with Sellers's right to ownership, use or operation of the Subject Interests ; (f) Liens created or arising by operation of law to secure a Party's obligations as a purchaser of oil and gas.

**"Material Adverse Effect"** means (a) when used with respect to Sellers, a result or consequence that would materially and adversely affect the value of the Subject Interests, or would materially and adversely affect Sellers's ability to perform its obligations hereunder or consummate the transactions

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contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially and adversely affect Purchaser's ability to realize the value of the ownership, use and operation of the Subject Interests or perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; provided, however, the term Material Adverse Effect shall exclude any effect resulting from or related to changes or developments involving (i) general conditions applicable to the economy of the United States or the State of Oklahoma, (ii) conditions affecting the oil and gas industry generally or in the State of Oklahoma, (iii) capital market conditions in the United States, (iv) conditions or effects resulting from the announcement of the existence of this Agreement, (v) conditions relating to commodity prices, or (vi) changes in Laws or the interpretation thereof.

**"Net Revenue Interest"** means a fractional or percentage interest in and to all Oil, Gas and associated Hydrocarbons produced from or allocated to the Subject Interests after deduction of all third-party royalties, overriding royalties, and other burdens and payments out of production that burden such fractional or percentage interest.

**"NORM"** has the meaning specified in Section 11.2.

**"Notice Date"** means the date a party to this Agreement is notified in accordance herewith, but not later than 15 days prior to the Closing Date.

**"Notice of Disagreement"** has the meaning specified in Section 8.4(a).

**"Parties"** and **"Party"** have the respective meanings specified in the Recitals to this Agreement.

**"Permits"** has the meaning specified in Section 2.2(e).

**"Permitted Encumbrances"** means: (a) Liens for taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors of on the Working Interest and Net Revenue Interest has been properly reflected on Exhibit A, Schedule 3 (c) Preferential Rights and Third-Party Consents subject to Article 5.8; (d) the terms and provisions of all Leases to the extent such terms and provisions have no effect on the Working Interest or Net Revenue Interests; (e) valid, subsisting and applicable laws, rules and orders of any Governmental Authorities; (f) Liens arising under the Sellers's Credit Agreement (it being understood that the release of such Liens is a condition to the Closing as provided in Section 7.2(c)); (g) claims at issue in any pending litigation disclosed on Schedule 3.5 and (p) any Liens, defects, irregularities or deficiencies arising on account of the acts or omissions of Purchaser or its Affiliates, or the representatives or agents of either.

**"Person"** (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust,

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bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

**"Plugging and Abandonment Obligations"** has the meaning specified in Section 10.3.

**"Preferential Rights"** has the meaning specified in Section 3.4.

**"Purchase Price"** has the meaning specified in Section 2.3.

**"Purchase Price Allocations and Adjustments"** has the meaning specified in Section 8.2(c).

**"Purchaser"** has the meaning specified in the opening paragraph of this Agreement.

**"Purchaser Indemnified Parties"** has the meaning specified in Section 10.8. "Purchaser's Knowledge" has the meaning specified in Section 4.5.

**"RCRA"** has the meaning specified in this Section 1.1 in the definition of the term Environmental Law.

**"Records"** has the meaning specified in Section 2.2(g).

**"Representatives"** means, with respect to any Person, the Affiliates of such Person and the officers, directors, managers, members, shareholders, agents, contractors and employees of such Person and of each Affiliate of such Person.

**"Responsible Officer"** means, with respect to any entity, the Manager, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such entity or, if such entity is a limited partnership, of the general partner of such entity.

**"Sellers"** has the meaning specified in the opening paragraph of this Agreement.

**"Sellers's Knowledge"** has the meaning specified in Section 3.4.

**"Statement"** has the meaning specified in Section 8.3.

**"Straddle Period"** has the meaning specified in Section 8.6.

**"Subject Defect"** has the meaning specified in Section 5.5.

**"Subject Interests"** and **"Subject Interest"** have the respective meanings specified in Section 2.2(a).

**"Suspended Proceeds"** means all proceeds of production from the Subject Interests that Sellers is holding as of the Closing Date owing to any Person having a royalty, overriding royalty, leasehold cost

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bearing or working interest, net profits interest, production payment, or other interest in respect of the production of Hydrocarbons attributable to the Subject Interests before the Closing Date.

**"Third-Party Consent"** means the consent or approval of any Person, or Governmental Authority, other than Sellers or Purchaser.

**"Title Defect"** means: (a) Sellers's Subject Interests is subject to a Lien other than a Permitted Encumbrance; (b) the Net Revenue Interest of Sellers in the Subject Interests is less than the Net Revenue Interest shown in Article II, herein. In no event shall either a Permitted Encumbrance or an individual Title Defect having a Title Defect Value of less than $50,000 constitute a Title Defect for purposes of this Agreement. In evaluating whether an encumbrance, encroachment, irregularity, defect in or objection to title constitutes a Title Defect, due consideration shall be given to the length of time that the Subject Interests affected thereby have been producing Hydrocarbons, whether such Subject Interests are in "pay status" and whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners. (As used herein, **"pay status"** means payments being made by a third party for the production from the Subject Interests without indemnity from the Sellers of production except such indemnities as are customarily included in division orders, transfer orders, product purchase agreements and similar instruments commonly used in connection with the payment of proceeds from production). In no event shall any of the following constitute Title Defects (i) defects that have been cured by possession under applicable statutes of limitation; (ii) failure to recite marital status in documents; (iii) lack of heirship or succession proceedings; failure to subordinate mortgages granted by a mineral lessor; (iv) lack of survey; (v) failure to record releases of lien, production payments or mortgages that have expired of their own terms; (vi) failure to obtain or record releases of prior oil and gas leases that have expired in accordance with their terms; (vii) defects arising out of lack of corporate or other entity authorization of any party other than Sellers, unless Purchaser provides evidence that the action was not authorized and provides affirmative evidence that such failure results in another person's superior claim of title; (viii) any delay in delivering an assignment earned under a farm out, participation or similar agreement unless there is evidence that the farmer or other third party record title holder has refused to deliver such assignment; (ix)) defects arising from any change in Laws after the execution date of this Agreement; (x) Leases that are subject to termination upon expiration of their primary term at any time after the Effective Date; and (xi) pooling orders included in the Leases that are subject to termination upon their expiration.

**"Title Defect Notice"** has the meaning specified in Article V.

**"Title Defect Value"** means, with respect to a Title Defect, the amount of the downward adjustment to the Purchase Price on account of such Title Defect, which amount shall in no event exceed the value allocated on the Allocated Value Schedule to of the Subject Interests affected by such Title Defect.

**"Title Disputes"** has the meaning specified in Article V.

**"Wells"** and **"Well"** have the respective meanings specified in Section 2.2(b).

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**"Working Interest"** means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of a Subject Interest.

1.2 **References and Titles.** All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The **words "this Agreement," "herein," "hereby," "hereunder" and "hereof,"** and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words **"this Article," "this Section" and "this subsection,"** and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word **"or"** is not exclusive, and the word **"including"** (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing Party refers to the actual knowledge, without a duty of further inquiry, of a Responsible Officer of such representing Party. Disclosure of a matter on a Schedule hereto shall not be deemed a determination by a Party that such matter is material for purposes of this Agreement. All references to dollar amounts herein refer to United States dollars. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

**ARTICLE II**
**PURCHASE AND SALE**

2.1 **Agreement to Purchase and Sell.** Subject to and in accordance with the terms and conditions of this **Agreement, Purchaser** agrees to purchase the **Subject Interests** (as defined below in 2.2) from **Sellers**, and **Sellers** agrees to sell the **Subject Interests** to Purchaser.

2.2 **Subject Interests.** The term " **Subject Interests"** means that percentage working and net revenue interest in and to the Project, which comprises of oil and gas leases located in an area known as the Premier Leases, Rogers County, Oklahoma and identified as follows:

(a) Sellers's all right title and interest including operating rights in accordance with the controlling Joint Operating Agreement, in and to the Premier Leases, encompassing approximately 3,429.29 net acres located in Rogers County, Oklahoma, as listed on **Exhibit "A" ~~Schedule~~ I-A** attached hereto and made a part hereof **("Premier Leases")**; and

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(b) A like undivided interest in and to all wells, whether producing, shut in or abandoned, and whether for production, injection or disposal, or otherwise associated with the Subject Interests or located on the Premier Leases and/or Additional Leases, as more particularly described in **Exhibit A, Schedule 2** (collectively, the "**Wells**" and each a "**Well**"); and any overriding royalty interests, royalty interests, non-working or carried interests, operating rights, mineral rights and other rights and interests in or to the Premier Leases, Additional Leases and the Wells;

(c) All production of oil, gas, associated liquids and other hydrocarbons on and after the Effective Time from then Premier Leases and/or Wells (collectively "**Hydrocarbons**"); and

(d) A like undivided interest in and to all equipment, machinery, fixtures, spare parts, inventory, communications equipment, telemetry and production measurement equipment, and other personal property (including Sellers's leasehold interests therein subject to any necessary consents to assignment) used in connection with the operation of the Subject Interests or the Wells or in connection with the production, storage, treatment, compression, gathering, transportation, sale, or disposal of Hydrocarbons produced from or attributable to the Subject Interests or the Wells, and any water, byproducts or waste produced therefrom or therewith or otherwise attributable thereto, and all wellhead equipment, pumps, pumping units, flowlines, gathering systems, pipe, tanks, treatment facilities, injection facilities, disposal facilities, compression facilities and other materials, supplies, buildings, trailers and offices used in connection with the Subject Interests, the Wells (collectively, "**Facilities** "); and

(e) To the extent assignable or transferable, a like undivided interest in and to all (i) all easements, rights-of-way, servitudes, licenses, permits, surface leases, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Subject Interests or the Wells; (ii) all contracts, agreements, drilling contracts, equipment leases, production sales and marketing contracts, farm out and farmin agreements, operating agreements, service agreements, unit agreements, gas gathering and transportation agreements and other contracts, agreements and arrangements, relating to the Subject Interests, the Wells and the other matters described in this definition of Subject Interests , (iii) equipment leases and rental contracts, service agreements, supply agreements and other contracts, agreements and arrangements relating to the Subject Interests, the Wells and the other matters described in this definition of Subject Interests , (the agreements identified in clauses (i), (ii) and (iii) above being sometimes hereinafter collectively referred to as the "**Contracts**"); and

(f) To the extent assignable or transferable, all permits, licenses, franchises, consents, approvals and other similar rights and privileges, in each case to the extent used in connection with the operation of the Premier Leases, Wells, Facilities and/or Subject Interests (the "**Permits**");

(g) A like undivided interest in and to (i) all books, records, files and databases, (ii) to the extent assignable or transferable and all Production Imbalances and copies of all maps and well logs and data, and (iii) muniments of title, reports and similar documents and materials, in each case to the extent directly relating to the Premier Leases, Wells,

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Hydrocarbons, Facilities, Contracts and Permits in possession or control of Sellers (the "**Records**").

The **Premier Gas Company, LLC Leases, Wells, Hydrocarbons, Facilities, Equipment, Contracts, Permits, Records and Additional Leases** are hereinafter sometimes collectively referred to as the "**Subject Interests**" or, singularly, a "**Subject Interest**");

2.3 The total consideration for the purchase, sale and conveyance of the **Subject Interests** to Purchaser and Purchaser's assumption of the **Subject Interests** and the undivided share of liabilities associated therewith and provided for in this Agreement, is Purchaser's payment to Sellers of the sum of One Million Six Hundred Thousand Dollars **($1,600,000.00)** (the "**Purchase Price**"), as adjusted in accordance with the provisions of this Agreement.

(a) Upon execution of this Agreement, Buyer will immediately pay Seller, through the Escrow Agent, via wire transfer a non-refundable deposit in cash or other immediately available funds in the amount $50,000 (the Deposit). In no event shall the Deposit be refundable to Buyer. The Deposit shall be credited against the cash portion of the Purchase Price at Closing, as shall any additional deposit paid to the Seller pursuant to Section 2.3.

2.4 **Ownership of Subject Interests.** If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the **Subject Interests** shall be transferred from Sellers to Purchaser on the Closing Date, but effective for all purposes as of the Effective Time except as otherwise required by Law.

2.5 **Purchase Price Allocation for Tax Purposes.** For the purpose of making the requisite filings under Section 1060 of the Code and the regulations thereunder and for the calculation of any sales or other transfer taxes due in connection with the transactions contemplated hereby, Sellers and Purchaser agree to allocate the Purchase Price (as adjusted pursuant to the provisions hereof) and any liabilities assumed by Purchaser under this Agreement entirely as provided in **Exhibit A, Schedule 3.**

## ARTICLE III
## REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represents and warrants to Purchaser as follows:

3.1 **Organization.** Sellers (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign limited liability company and is in good standing in the State of Oklahoma.

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3.2 **Authority and Enforceability.** Sellers have the requisite limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Sellers, and no other limited liability company proceedings on the part of Sellers are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and (assuming that this Agreement constitutes a valid and binding obligation of Purchaser) constitutes a valid and binding obligation of Sellers enforceable against it in accordance with its terms.

3.3 **No Violations.** The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Sellers with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Subject Interests under, any provision of: (a) its certificate of formation or limited liability company agreement; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Sellers; or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sellers or the Subject Interests , other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that: (i) would not have a Material Adverse Effect on Sellers, individually or in the aggregate, or (ii) is a Third-Party Consent but is not a Consent.

3.4 **Consents, Approvals and Preferential Rights.** Except as set forth in Schedule 3.4: (a) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby, except for any such consent, approval, order, authorization, registration, declaration, filing or permit (i) which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Sellers or (ii) which is customarily obtained or made after the Closing, (b) to the actual knowledge (without further investigation) as of the date hereof of the personnel of Sellers, no Consent is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (c) to Sellers's Knowledge, except as noted in Exhibit A, Schedule 1A, the Subject Interests are not subject to any third party preferential purchase rights, rights of first refusal, or similar rights for which a waiver must be obtained in order for Sellers to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Sellers ("**Preferential Rights**").

3.5 **Litigation.** Sellers herein represents as follows: (a) no litigation, arbitration, investigation or other proceeding is pending or, to Sellers's Knowledge, threatened against Sellers relating to any of the Subject Interests before any court, arbitrator or Governmental Authority; and (b) Sellers is not subject to any outstanding injunction, judgment, order, decree or ruling relating to the Subject Interests (other than

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routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to Sellers's Knowledge, threatened against or affecting Sellers that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers in connection with the transactions contemplated hereby.

3.6 **Taxes**. During the period of Sellers's ownership of the Subject Interests up to the Effective Time, to Sellers's Knowledge, all material ad valorem, property, severance, excise and similar taxes and assessments based on or measured by the value of the Subject Interests or the production of Hydrocarbons or the receipt of proceeds with respect to such Subject Interests that have become due and payable have been paid.

3.7 **Compliance with Laws and Permits.** To Sellers's Knowledge, Sellers is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any Law or judgment of any Governmental Authority applicable to the Subject Interests except for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Sellers. Sellers has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the lawful conduct of its business with respect to the Subject Interests or the lawful ownership, use and operation of the Subject Interests, except for any thereof which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Sellers. Anything in this Section 3.7 to the contrary notwithstanding, Sellers makes no representations or warranties with respect to its compliance with Environmental Laws, it being understood that Article V sets forth Purchaser's sole remedies related thereto.

3.8 **Brokers**. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Sellers or any of its Affiliates for which Purchaser will have any obligation or liability.

3.9 **Bankruptcy**. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Sellers's Knowledge, threatened against Sellers.

3.10 **Oil and Gas Operations.** To Sellers's Knowledge, all Wells owned or operated by Sellers have been drilled, completed, operated and (if produced) produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and pooling and unit agreements. To Sellers's Knowledge, with respect to the Leases, unit agreements, pooling agreements, communalization agreements and other documents creating interests comprising the Subject Interests, (i) Sellers has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents (or otherwise applicable thereto by law, rule or regulation) and is fully qualified to own and hold all such Leases and other interests; (ii) there are no provisions applicable to such Leases and other documents which increase the royalty share of the lessor or overriding royalties thereunder that are not reflected in the interests set forth in Exhibit A, Schedule 1; and (iii) upon the establishment and maintenance of

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production in commercial quantities, such leases and other interests shall be in full force and effect over the economic life of the property involved and do not have terms fixed by a certain number of years; proceeds from the sale of Hydrocarbons produced from the Subject Interests are being received by Sellers in a timely manner in accordance with applicable Law and are not being held in suspense for any reason (except for amounts held in suspense in the ordinary course of business): and Except as set forth on Schedule 3.4, no Person has any call upon, option to purchase, preferential right to purchase or similar rights with respect to the Subject Interests or to the production therefrom.

3.11 **Royalties.** To Sellers's Knowledge, Sellers has not been and is not in breach of any payment obligations under any of the Leases where such breach would result in automatic termination of any such Lease.

**3.12 Capital Expenditures.** Except as set forth in Schedule 3.10 and listed on Exhibit A, Schedule 1B, as of the date of this Agreement Sellers has not committed to any new wells or workover operations with respect to the Subject Interests.

3.13 **Contracts**. Except for the Contracts described in Exhibit A, Schedule 3 and except for the transactions contemplated by this Agreement, the Subject Interests do not include, to Sellers's Knowledge: (a) any farmout or farmin agreement with remaining drilling or assignment obligations on the part of Sellers, (b) any contract that would obligate Purchaser to drill additional wells or conduct other material development operations after the Closing, (c) any contract that provides for an area of mutual interest, (d) any contract that contains a non-compete agreement or otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, Sellers may conduct its business, (e) any contract involving the transportation and/or processing of production that would not be cancelable by Sellers or Purchaser after Closing upon notice of thirty (30) days or less without liability for further payment other than nominal penalty (including those providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production), or (f) any contract providing for any call upon, option to purchase or similar rights with respect to the Subject Interests or to the production therefrom or the processing thereof. Neither Sellers, nor to Sellers's Knowledge, any other Person is in default in any material respect under any of the Contracts. To Sellers's Knowledge, all of the Contracts are in full force and effect in all material respects.

No written notice of default or breach has been received or delivered by Sellers under any Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Sellers of the exercise of any premature termination, price redetermination, market-out, or curtailment under any Contract.

3.14 **Affiliate Transactions.** There are no transactions or Contracts affecting any of the Subject Interests between Sellers and any Affiliate of Sellers that will continue beyond the Closing.

3.15 **Payments for Production.** Sellers is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof,

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attributable to Sellers's interest in the Subject Interests at some future time without receiving payment therefor at or after the time of delivery.

3.16 **Hedges.** There are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Subject Interests that are currently binding on the Subject Interests or will be binding on the Subject Interests after Closing.

## ARTICLE IV
## REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

4.1 **Organization.** Purchaser (a) is a Texas limited liability corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign company, and is in good standing, in the State of Texas.

4.2 **Authority and Enforceability.** Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary entity action on the part of Purchaser, and no other entity proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Sellers) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.3 **No Violations.** The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or Subject Interests of Purchaser under, any provision of: (a) the certificate of incorporation or certificate of formation or by-laws or other governing documents of Purchaser; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties or Subject Interests , other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

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4.4 **Consents and Approvals.** No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

4.5 **Litigation**. There is no litigation, proceeding or investigation pending or, to the actual knowledge (without further investigation) as of the date hereof.

4.6 **Investment Intent.** Purchaser is acquiring the Subject Interests by virtue of the transactions contemplated hereby for its own account for investment and not with an intent to sell or make a distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any other applicable securities laws.

4.7 **Independent Evaluation.** Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby: (a) Purchaser has conducted or will have conducted, to its satisfaction, its own independent investigation of the condition and operation of the Subject Interests ; and (b) Purchaser has solely relied on and will solely rely on (i) its own independent due diligence investigation of the Subject Interests , (ii) the provisions of this Agreement, and (iii) its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Subject Interests , and the value thereof.

4.8 **Brokers.** No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates for which Sellers will have any obligation or liability.

4.9 **Bankruptcy**. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Purchaser's Knowledge, and threatened against Purchaser.

4.10 **Qualification**. Purchaser, its affiliates or its designee are qualified to serve as operator of oil and gas properties in the State of Oklahoma, including meeting all bonding requirements.

**ARTICLE V**
**PURCHASER'S DUE DILIGENCE**

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5.1 **General**. Prior to the Closing, Purchaser shall have the right to inspect at the offices of Sellers in Durant, OK, during normal business hours and upon reasonable advance notice to Sellers, copies or originals (as determined by Sellers) of all files, records and data related to the Subject Interests that are in the possession of Sellers, provided, that access to certain of such files, records and data may be made available on a website created for such purpose. Notwithstanding the foregoing, Sellers shall not be under any obligation to furnish Purchaser any data or information which is subject to third-party restrictions or attorney-client privilege, excluding title opinions. Prior to the Closing, Purchaser shall also have the right to make or perform at any reasonable time(s), at its own risk, cost and expense, inspections of the Subject Interests , including the well sites, equipment and facilities included therein; provided, however, that Purchaser must make previous arrangements with Sellers for each such inspection; and provided, further, that each such inspection shall be limited to a visual inspection of the Subject Interests, it being understood that no sampling or other invasive inspections thereof may be conducted without Sellers's prior written consent. Purchaser acknowledges that the permission of the operator (if other than Sellers) or another third party may be required before Purchaser will be able to inspect portions of the Subject Interests and that such permission must be obtained prior to the inspection of such portions. PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS AND ITS REPRESENTATIVES, EMPLOYEES, CONTRACTORS AND AGENTS FROM ANY AND ALL LIABILITIES, CLAIMS, CAUSES OF ACTION, INJURIES TO PURCHASER'S EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS OR INVITEES OR TO PURCHASER'S PROPERTY, AND/OR INJURY TO SELLERS'S PROPERTY, REPRESENTATIVES, EMPLOYEES, AGENTS OR CONTRACTORS WHICH MAY ARISE OUT OF PURCHASER'S INSPECTIONS EXCEPT THOSE PROXIMATELY CAUSED BY SELLERS'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT). The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Purchaser agrees to provide to Sellers, upon request, a copy of any and all environmental assessments of the Subject Interests conducted by or on behalf of Purchaser, including any reports, data, and conclusions, and to maintain the confidentiality of the information set forth therein until the Closing except to the extent disclosure is required under applicable law. In the event that this Agreement is terminated, Purchaser agrees to continue to maintain the confidentiality of such information (irrespective of the termination of the Confidentiality Agreement) except to the extent disclosure is required under applicable Law. Purchaser agrees to comply with the rules, regulations and instructions issued by Sellers and other operators or third parties regarding the actions of Purchaser and its agents while upon, entering or leaving the Subject Interests.

5.2 **Title Matters.** Without limiting the generality of Section 5.1, Sellers shall make available to Purchaser at the offices of Sellers in Ft. Worth, Texas, at all reasonable times prior to the Closing such title files, land files, title opinions and other title data as Sellers has in its possession pertaining to the Subject Interests.

5.3 **Title Defects.** In the event Purchaser discovers a Title Defect that it intends to assert hereunder, Purchaser shall notify Sellers in good faith of such Title Defect as soon after such Title Defect is discovered as is reasonably practicable, and in any event, on or before the Notice Date. To be effective, each such notice shall set forth Purchaser's basis for the assertion of such Title Defect (including supporting documentation therefor), Purchaser's requirement(s) to cure such Title Defect and Purchaser's proposed

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Title Defect Value thereof (each notice satisfying the requirements of this sentence being referred to herein as a "**Title Defect Notice**"). Anything herein to the contrary notwithstanding:

(a) Purchaser may not assert any Title Defect after the Notice Date,
(b) this Article V sets forth Purchaser's sole remedy for Title Defects

(c) Purchaser may only assert a Title Defect pursuant to a valid Title Defect Notice, and
(d) the Purchase Price will only be adjusted for one or more Title Defects

5.4 **Remedies for Title Defects.** Upon timely delivery of a Title Defect Notice, Purchaser and Sellers shall meet and use commercially reasonable efforts to agree on the validity thereof and, if valid, the Title Defect Value thereof. If, prior to Closing, Purchaser and Sellers have not agreed on the validity of one or more Title Defects asserted in accordance with this Article V or on the Title Defect Value(s) thereof or, if applicable, Sellers cannot cure such Title Defect(s) to the reasonable satisfaction of Purchaser prior to Closing, with respect to each such Title Defect, either (a) Sellers may elect to exclude the Subject Interests affected by one or more of such Title Defects from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, (b) Sellers may elect to attempt to cure one or more of such Title Defect(s) in accordance with Section 5.5, or (c) the dispute(s) with respect to Title Defects affecting Subject Interests that Sellers does not so elect to exclude or attempt to cure ("**Title Disputes**") shall be submitted to arbitration pursuant to the provisions of Section 5.9 and, at the election of Sellers, the Closing may be delayed until such arbitration is concluded. Anything in this Agreement to the contrary notwithstanding, Sellers may, upon notice to Purchaser, delay the Closing Date for a period of up to thirty (30) days in the event that Sellers believes in good faith that it can cure any Title Defect asserted by Purchaser.

5.5 **Curative Provisions.** The following shall apply with respect to each Title Defect that Sellers elects to attempt to cure pursuant to Section 5.4(b) (each a "**Subject Defect**"):

(a) The Subject Interests affected by each Subject Defect shall be conveyed to Purchaser at the Closing; an amount equal to the Title Defect Value of each Subject Defect (as asserted in good faith by Purchaser, unless the Parties have otherwise agreed upon an amount) shall be deducted from amounts otherwise payable at the Closing under Section 8.2(b)(iii); and at the Closing, Purchaser shall retain the Title Defect Value of each Subject Defect pending the curing or resolution of the applicable Subject Defect.

(b) Sellers shall have Ninety (90) day period after the Closing within which to attempt to cure the Subject Defects; provided, that, if Sellers's curative efforts with respect to a Subject Defect require the initiation of proceedings before a Governmental Authority, such Ninety (90) day period with respect thereto shall be extended for so long as such proceedings are diligently pursued in good faith by Sellers until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved (the applicable cure period being hereinafter referred to as the "Cure Period"); provided, in no event, shall the Cure Period exceed one hundred and twenty (120) days. Purchaser agrees to cooperate at Sellers's cost and expense with Sellers in connection with its curative efforts, including in connection with any proceedings before a Governmental Authority.

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(c) In the event that Sellers believes in good faith that it has cured a Subject Defect within the Cure Period, Sellers shall submit such curative efforts to Purchaser for approval (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have approved such curative efforts in the event Purchaser does not notify Sellers of its objection to the same (and the reasons therefor) within ten (10) days after Purchaser's receipt thereof. In the event Purchaser so objects, Sellers shall have an additional period of ten (10) days within which to perform additional curative efforts to satisfy Purchaser's objections (and the Cure Period applicable thereto shall be extended accordingly). In any event: (i) except with respect to curative efforts that Purchaser has been deemed to have approved, each Party retains the right to dispute whether or not a Subject Defect has been cured and whether or not a Subject Defect constitutes a Title Defect, and (ii) any such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Article V, which dispute resolution procedures must be initiated on or before ten (10) days after the end of the Cure Period.

(d) Except for each Subject Defect that is submitted to arbitration pursuant to Section 5.5(c) (in which event the amount retained with respect thereto, if any, shall remain with Purchaser pending resolution of the applicable Subject Defect), with respect to each Subject Defect that has neither been cured to Purchaser's reasonable satisfaction prior to the expiration of the Cure Period or waived by Purchaser: (i) the Parties agree that Purchasers shall retain for its account, subject to the limitations set forth in Section 5.3; and (ii) Purchaser shall re-convey the portion of the Subject Interests that are subject to such Subject Defect to Sellers without warranty of title, except as to matters arising by, through or under Purchaser; provided, that, in the event Purchaser is not able to convey such portion to Sellers without conveying additional portions of the Subject Interests to Sellers, Sellers shall have the option to either (a) require Purchaser to re-convey all such required portions of the Subject Interests to Sellers, in which event Sellers shall pay to Purchaser the Allocated Value of such portions (less the amount paid to Purchaser pursuant to clause (i)), or (b) waive any rights to any re-conveyance with respect thereto. In connection with any such re-conveyance, the Parties shall account to one another to place each Party in the position it would have been if the original conveyance had not taken place.

(e) With respect to each Subject Defect that has been cured and conveyed to Purchaser in accordance with the provisions hereof prior to the expiration of the Cure Period, the Parties agree that Purchaser pays to Sellers's account the amount previously retained by Purchaser for such Title Defect.

5.6 **Environmental Defects.**

(a) In the event Purchaser discovers an Environmental Defect, Purchaser shall in good faith give notice thereof to Sellers as soon after such Environmental Defect is discovered as is reasonably practicable, and in any event, on or before the Notice Date. To be effective, each notice of an Environmental Defect must set forth Purchaser's reasonable good faith estimate of the Environmental Defect Value of such Environmental Defect (and the calculation thereof) and must describe such Environmental Defect in reasonably specific detail, including: the written, good faith conclusion of Purchaser (or its consultant) that shows that it is more likely than not that an Environmental Defect exists; a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; identification of the specific Subject Interests affected by such Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports; and identification of the procedures recommended

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to correct such Environmental Defect (each notice satisfying the requirements of this sentence being referred to herein as an "**Environmental Defect Notice**").

(b) Purchaser and Sellers shall, after each Environmental Defect Notice is delivered, meet and use commercially reasonable efforts to agree on the validity thereof and the amount of any required adjustment to the Purchase Price, it being understood that the amount of any such adjustment with respect to an Environmental Defect (the "**Environmental Defect Value**") will be the cost of remediating the affected Subject Interests to bring it into compliance with Environmental Laws in a commercially reasonable manner and assuming that the affected Subject Interests will continue to be used as an oil and gas property. If the Environmental Defect Value asserted by Purchaser in an Environmental Defect Notice is greater than the Allocated Value of the Subject Interests affected thereby, Sellers may elect to remove such Subject Interests from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Value thereof.

(c) Anything herein to the contrary notwithstanding:

(i) Purchaser may not assert any Environmental Defect after the Notice Date,

(ii) This Article V sets forth Purchaser's sole remedy for Environmental Defects or any other environmental matter

(iii) Purchaser may only assert an Environmental Defect pursuant to a valid Environmental Defect Notice,

the Purchase Price will be adjusted for one or more Environmental Defects, and

(d) If, prior to the Closing, Purchaser and Sellers have not agreed on the validity of one or more Environmental Defects asserted in accordance with this Section 5.6 or on the amount of the Environmental Defect Values thereof, with respect to each such Environmental Defect, either (i) Sellers may elect to exclude the Subject Interests affected by one or more of such Environmental Defects from the transactions contemplated hereby, in which event the Purchase Price shall be reduced by the Allocated Values thereof, or (ii) the dispute(s) with respect to Environmental Defects affecting Subject Interests that Sellers does not so elect to exclude ("Environmental Disputes") shall be submitted to arbitration pursuant to the provisions of Article V and, at the election of Sellers, the Closing may be delayed until such arbitration is concluded; provided that it is understood that at any time Sellers may elect to accept an Environmental Defect and the Environmental Defect Value asserted with respect thereto in full settlement for such Environmental Defect.

5.7 **Arbitration.** Title Disputes shall be submitted for resolution in accordance with this Section 5.7 to an attorney with at least ten (10) years of experience in oil and gas title matters in the State of Oklahoma, and Environmental Disputes shall be submitted for resolution in accordance with this Section 5.7 to an attorney with at least ten (10) years of experience in oil and gas environmental matters in the State of Oklahoma (in each case, the "Arbitrator"). Sellers and Purchaser shall attempt to agree upon an Arbitrator. In the event that Sellers and Purchaser are not able to agree on an Arbitrator within ten (10) days after the date on which either Party determines to submit a Title Dispute or Environmental Dispute to arbitration, either Sellers or Purchaser may request that the American Arbitration Association appoint the Arbitrator. The fees and expenses of any Arbitrator shall be paid by the losing party. Each of Sellers and Purchaser shall submit a written statement of its position to the Arbitrator with respect to the Title Dispute or Environmental Dispute (as applicable) not later than the tenth (10th) day after the Arbitrator is appointed. The Arbitrator shall render his or her decision within fifteen (15) days after the Arbitrator

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is appointed. The decision of the Arbitrator shall be conclusive and binding on Sellers and Purchaser and shall be enforceable against any Party in a court of competent jurisdiction. Anything in this Section 5.7 or the other provisions of this Agreement to the contrary notwithstanding, to the extent that all Title Disputes and Environmental Disputes have not been resolved prior to the Closing by arbitration or otherwise: (a) the Subject Interests affected by such unresolved Title Defects and Environmental Defects shall be conveyed to Purchaser at the Closing; (b) an amount equal to (i) the aggregate Title Defect Values (as asserted in good faith by Purchaser, unless the Parties have otherwise agreed upon an amount) of the Subject Interests (or portion thereof) affected by such unresolved Title Disputes and (ii) the aggregate Allocated Values of the Subject Interests affected by such unresolved Environmental Disputes shall be deducted from amounts otherwise payable at the Closing under Section 8.2(b)(iii); (c) at the Closing, Purchaser shall deposit such amounts into the Escrow Account pursuant to the Escrow Agreement pending resolution of such Title Disputes and Environmental Disputes; and (d) as each such Title Dispute or Environmental Dispute is resolved by the Arbitrator or by agreement of Purchaser and Sellers, Purchaser and Sellers shall instruct the Escrow Agent to make payments from amounts deposited in the Escrow Account on account of such resolved Title Dispute or Environmental Dispute (and any interest or other earnings thereon): (i) to Purchaser if and to the extent resolved in favor of Purchaser, and (ii) otherwise, to Sellers. In connection with any determination of an Environmental Dispute by an Arbitrator pursuant to this Section 5.7, it is understood that: (a) neither Party may introduce or otherwise use information obtained by Purchaser after the date of the Environmental Defect Notice with respect to the Environmental Defect in dispute or its Environmental Defect Value, and in no event may the Arbitrator consider or give weight to any such information, (b) Neither Party may assert any violation of Environmental Law that is not specified in the Environmental Defect Notice with respect to the Environmental Defect in dispute, and (c) the Environmental Defect Value of an Environmental Defect may not exceed the amount thereof asserted in the Environmental Defect Notice with respect thereto.

5.8 **Consents to Assignment and Preferential Rights.**

(a) Sellers shall exercise commercially reasonable efforts, but without any obligation to incur unreasonable costs and expenses in connection therewith, to obtain all Third-Party Consents applicable to the assignment or transfer of any of the Subject Interests, which are required in connection with the assignment of any Subject Interests to Purchaser (each a "Consent") and waivers of all Preferential Rights. IN NO EVENT shall there be included in the Assignment at Closing any Subject Interests (or part thereof) that is subject to a Consent to Assign which provides that the transfer of the Subject Interests without consent or waiver shall or may result in (i) a termination or impairment of any rights in relation to the affected Subject Interests or (ii) a termination impairment of the assignment thereof, as to the affected Subject Interests or otherwise in the event that such Consent to Assign has not been satisfied (or otherwise rendered of no further force and effect) as of the Closing. In the event that a Consent has not been satisfied (or otherwise rendered of no force or effect) prior to Closing, the Subject Interests (or portion thereof) affected thereby shall be deemed to be subject to a Title Defect and excluded from the transactions contemplated hereby and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Subject Interests; provided, however, Sellers shall use commercially reasonable efforts to satisfy (or cause to be satisfied) such Consent within three (3) months of Closing. If such Consent is so satisfied, Sellers shall give notice to Purchaser as soon as possible after Sellers learns that such Consent has been satisfied, but in no event later than three (3) months after the

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Closing Date, and Purchaser shall have the obligation to purchase the Subject Interests (or portion thereof) affected by such Consent from Sellers and Sellers shall have the obligation to sell such Subject Interests (or portion thereof) to Purchaser for the Allocated Value thereof, subject to the terms and conditions of this Agreement as if the transaction had occurred at Closing.

(b) In the event such Consent with respect to any Subject Interests (or portion thereof) is not satisfied within three (3) months after the Closing Date, then Purchaser may, in its sole discretion, proceed with a closing on such affected Subject Interests (or portion thereof) in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify Sellers for all Claims) with respect to non-compliance with such Consent with respect to such affected Subject Interests (or portion thereof).

(c) Sellers shall promptly give notices to all third parties holding any Preferential Rights and shall respect to non-compliance with such Consent with respect to such affected Subject Interests (or portion thereof) use commercially reasonable efforts, but without any obligation to incur unreasonable cost or expense, to obtain waivers of, or comply with, any such Preferential Rights. If any Preferential Rights are exercised prior to Closing, the portion of the Subject Interests affected thereby shall be excluded from the transactions contemplated hereby, and the Purchase Price shall be adjusted downward by the Allocated Value of the excluded portion of the affected Subject Interests. Sellers will not be liable to Purchaser if any Preferential Rights are exercised, except for the Purchase Price adjustment herein provided. If before Closing, any Preferential Right has not been waived or exercised in accordance with the terms, and the time period for such exercise has not expired, the Parties shall proceed to Closing as to the portion of the Subject Interests affected thereby. After Closing, if (i) any holder of Preferential Rights has alleged or alleges improper notice of sale, (ii) Sellers or Purchaser discover, or any third party alleges, the existence of additional Preferential Rights, or (iii) the time period for exercise of any Preferential Right did not expire before Closing, Sellers and Purchaser will attempt to obtain waivers of such Preferential Rights. Purchaser shall be entitled to receive (and Sellers hereby assigns to Purchaser all of Sellers's rights to) all proceeds to be received by Sellers from such third party, in connection with the sale, due to an exercise of Preferential Rights, of any portion of the Subject Interests Purchaser was to receive under this Agreement. Purchaser's receipt of proceeds from the sale of the affected Subject Interests shall be Purchaser's sole remedy if Preferential Rights are established and exercised after Closing.

## ARTICLE VI
## INTERIM MATTERS AND OPERATIONS

6.1 **Operation of the Subject Interests.**

(a) From and after the date of execution of this Agreement, and subject to the provisions of applicable operating and other agreements, Sellers shall use commercially reasonable efforts during the period prior to the Closing, (i) to operate and administer the Subject Interests in a manner consistent with its past practices, (ii) make payment of all costs and expenses attributable to the ownership or operation of the Subject Interests and relating to the period prior to the transfer of operations of the

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Subject Interests, (iii) carry on its business with respect to the Subject Interests in substantially the same manner as before execution of this Agreement, and (iv) use commercially reasonable efforts to preserve in full force and effect all Leases, Permits and Contracts that relate to the Subject Interests in a manner consistent with its past practices.

(b) Purchaser acknowledges that Sellers owns undivided interests in some or all of the Subject Interests, and Purchaser agrees that the acts or omissions of the other working interest's owners shall not constitute a violation of the provisions of this Article VI, nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers has voted its interest in a manner that complies with the provisions of this Article VI;

(c) Purchaser, its affiliate or designee shall be the operator of the Subject interests after closing for all purposes.

6.2 **Purchaser's Qualification.** At Closing, Purchaser shall be qualified and shall meet all requirements, including bonding requirements, to be an operating owner of the Subject Interests.

6.3 **Additional Arrangements.** Subject to the terms and conditions herein provided, each of the Parties shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Laws or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.

6.4 **Public Announcements.** Sellers and Purchaser shall consult with each other before either of them issues any press release or otherwise makes any public statement with respect to the transactions contemplated by this Agreement, and no Party shall issue any press release or make any such public statement prior to obtaining the approval of the other Party (not to be unreasonably withheld); provided, however, that such approval shall not be required where such release or announcement is required to be made by a Party under applicable law, so long as the other Party is provided the opportunity to review and comment on such release at least 5 days in advance.

6.5 **Notification of Certain Matters.** Sellers shall give prompt notice to Purchaser of Sellers's Knowledge prior to the Closing of: (a) any representation or warranty contained in Article III being untrue or inaccurate in any material respect when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article III to be untrue or inaccurate in any material respect on the Closing Date, (c) any failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder, and/or (d) any representation and warranty contained in Article IV being or becoming untrue or inaccurate in any material respect when made or as of a later date. Purchaser shall give prompt notice to Sellers of Purchaser's Knowledge prior to the Closing of: (w) any representation or warranty contained

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in Article IV being untrue or inaccurate in any material respect when made, (x) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article IV to be untrue or inaccurate in any material respect on the Closing Date, (y) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder, and/or (z) any representation and warranty contained in Article 111 being or becoming untrue or inaccurate in any material respect when made or as of a later date. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Neither Party shall be entitled to make a claim under this Agreement (including pursuant to Article X) or otherwise with respect to any matter for which such Party fails to provide a notice in accordance with clause (d) or clause (z) of this Section 6.5 (as applicable).

**6.6 Payment of Expenses.** Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

## ARTICLE VII
## CONDITIONS

**7.1 Conditions to Each Party's Obligation to Proceed with Closing.** The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) **Approvals.** All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Purchaser (assuming Closing has taken place) or to materially adversely affect the consummation of the transactions contemplated by this Agreement.

(b) **No Injunctions or Restraints.** No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

**7.2 Conditions to Obligations of Purchaser.** The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

(a) Representations and Warranties. The representations and warranties of Sellers set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to

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an earlier date shall be true and correct on the Closing Date as of such earlier date), and Purchaser shall have received a certificate signed by a Responsible Officer of Sellers to such effect.

(b) Performance of Covenants and Agreements by Sellers. Sellers shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by a Responsible Officer of Sellers to such effect.

**7.3 Conditions to Obligations of Sellers.** The obligations of Sellers to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date), and Sellers shall have received a certificate signed by a Responsible Officer of Purchaser to such effect.

(b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by a Responsible Officer of Purchaser to such effect. Purchaser shall agree in writing to participate, to the extent of the working interest acquired pursuant to the terms of this agreement in the development of the Subject Interests subject to the terms of this Agreement.

## ARTICLE VIII
## CLOSING

**8.1 Time and Place of the Closing.** If the conditions referred to in Article VII have been satisfied or waived in writing, the Closing shall take place at the offices of PREMIER GAS COMPANY, LLC, whose address is 1824 West Elm Street, Durant, OK. OR AT A SELCECTED ESCROW AGENTS OFFICE TO BE DETERMINED at 11:00 am (CST) on the Closing Date. Time is of the essence in the performance of this Agreement. All events of Closing shall each be deemed to have occurred simultaneously with the other, regardless of when actually occurring, and each shall be a condition precedent to the other. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived (but Sellers's and Purchaser's representations and warranties shall not be waived and shall survive the Closing subject to the limitations set forth in this Agreement).

**8.2 Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.**

(a) At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i) the amount of all paid ad valorem, property, production or similar taxes and assessments based upon or measured by the ownership of the Subject Interests, insofar

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as such taxes relate to periods of time from and after the Effective Time, have been paid by Sellers.

(ii) the value of all oil contained in the storage tanks, less 1' 4" in each tank for BS&W, using the WTI oil price, less normal differentials, and reduced to the Sellers's interest.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i) an amount equal to the sales proceeds (net of applicable severance and production taxes) paid by the first purchaser of the Hydrocarbons produced, saved and sold from the Subject Interests from the Effective Time to the Closing Date, which Purchase Price Allocations and Adjustments shall (A) for purposes of the pre-Closing Statement, be based upon actual amounts, if available, and upon such estimates as are reasonably agreed upon by the Parties, to the extent actual amounts are not known at Closing, and (B) for purposes of the Final Settlement Statement, be based upon actual amounts;

(ii) the Allocated Value of any Subject Interests excluded from the purchase and sale contemplated herein

pursuant to the provisions of Article V; all downward Purchase Price adjustments in connection with Title Defects and Environmental Defects determined in accordance with Article V; and any other amount provided for in this Agreement or agreed upon in writing by Purchaser and Sellers.

The allocations of costs and expenses and/or adjustments described in Sections 8.2(a) and (b) are referred to herein as the "Purchase Price Allocations and Adjustments."

**8.3 Closing Adjustments and Allocations Statement.** On or before the third (3rd) Business Day prior to the Closing Date, Sellers shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Allocations and Adjustments (the "Statement"), which Statement shall be based upon the then most currently available data and information in order to make the adjustments as provided in Section 8.2.

**8.4 Post-Closing Allocations and Adjustments to Purchase Price.**

(a) On or before ninety (90) days after the Closing Date, Sellers shall prepare and deliver to Purchaser a revised Statement ("Final Settlement Statement") setting forth the actual Purchase Price Allocations and Adjustments. Each Party shall provide the other such data and information as may be reasonably requested to permit Sellers to prepare the Final Settlement Statement or to permit Purchaser to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Purchaser (the "**Final Settlement Date**") unless Purchaser gives written notice of its disagreement (a "**Notice of Disagreement**") to Sellers prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers in a timely manner, then the Parties shall resolve the dispute

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(iv) Ad Valorem and Similar Taxes. Ad valorem, personal property and similar taxes imposed with respect to a period which begins before and ends on or after the Effective Time (a "Straddle Period") shall be prorated based on the number of days in such Straddle Period before and on or after the Effective Time. Sellers's share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period before the Effective Time, and the denominator of which is the total number of days in the Straddle Period. Purchaser's share of such taxes shall be equal to the amount of such taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period on or after the Effective Time (with the Effective Time being included in the number of days after the Effective Time), and the denominator of which is the total number of days in the Straddle Period. If both Party pays such taxes for which the other Party is responsible, and the amount of such payment is not taken into account as an adjustment to the Purchase Price under Section 8.2, then upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for the nonpaying Party's share of such taxes.

**8.5 Actions of Sellers at the Closing and Post Closing.**

At the Closing, Sellers shall:

(a) execute the Statement evidencing the amounts to be wire transferred into the account of Sellers at Closing;

(b) execute and deliver to Purchaser letters in lieu of transfer or division orders as may be reasonably requested by Purchaser directing all purchasers of production from the Subject Interests to make payment of proceeds attributable to such production to Purchaser from and after the later of the Closing Date;

(c) deliver to Purchaser possession of its proportionate share of the Subject Interests;

(d) execute and deliver to Purchaser an affidavit attesting to its non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder;

(e) execute and deliver such documentation as may be required to be submitted in connection with the remittance of sales tax pursuant to Section 8.2(a)(vii); and execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

(f) Concurrently with Closing, execute, acknowledge and deliver to Purchaser an Assignment of Oil, Gas and Mineral Leases and Bill of Sale for Wells in the form of Exhibit "B" (the "Assignment"), effective as of the Effective Time, and such other conveyances, assignments, transfers, bills of sale and other instruments (in form and substance mutually agreed upon by Purchaser and Sellers) as may be necessary or desirable to convey the Subject Interests to Purchaser;

**8.6 Actions of Purchaser at the Closing. At the Closing, Purchaser shall:**

(a) Purchaser shall pay the Purchase Price net of any and all adjustments set out in this Agreement (Exhibit D), to Purchaser; and

(b) If appropriate, execute the Statement evidencing the amounts to be wire transferred into the account of Sellers at Closing; and

(c) take possession its proportionate share of the Subject Interests.

(d) execute, acknowledge and deliver the Assignment and any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

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evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 5.7.

(b) If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Purchaser shall pay in immediately available funds to Sellers the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the estimated Purchase Price paid at the Closing. If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Sellers shall pay in immediately available funds to Purchaser the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the estimated Purchase Price paid at the Closing. All such payments required to be made under this Section 8.4(c) shall be made within five (5) Business Days after the Final Settlement Date or, in the event a Notice of Disagreement is delivered to Sellers, within five (5) Business Days after Sellers and Purchaser mutually agree or the Designated Accountant renders a determination on the Final Settlement Statement.

(c) Pursuant to Section 8.2(b), the Purchase Price is to be reduced by the value of Hydrocarbons produced during the period from the Effective Time to the Closing Date. If Purchaser shall receive any revenues attributable to such Hydrocarbons for any reason, Purchaser shall promptly remit same in immediately available funds to Sellers. Likewise, if Sellers shall for any reason receive any of the proceeds of sale of Hydrocarbons produced and saved from the Subject Interests and attributable to the period from and after the Closing Date or any other revenues attributable to the ownership or operation of the Subject Interests from and after the Effective Time, Sellers shall promptly remit same in immediately available funds to Purchaser.

(d) Except as otherwise provided in this Agreement, any costs and expenses, including taxes (other than taxes on gross income, net income or gross receipts) relating to the Subject Interests which are not reflected in the Final Settlement Statement shall be treated as follows:

(i) All costs and expenses relating to the Subject Interests or which Sellers is responsible shall be the sole obligation of Sellers and Sellers shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser in immediately available funds for and indemnify, defend, and hold Purchaser harmless from and against the same; and

(ii) All costs and expenses relating to the Subject Interests for which Purchaser is responsible shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Sellers, promptly reimburse Sellers in immediately available funds for and indemnify, defend and hold Sellers harmless from and against the same.

(iii) Transfer Taxes. All sales, use and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (including any interest or penalties with respect thereto) shall be the responsibility of, and shall be paid by, Purchaser to the extent not remitted by Sellers pursuant to Section 8.2(a). Sellers and Purchaser agree to cooperate in establishing that the requirements of any applicable exemption from such taxes have been satisfied.

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**8.7 Assignment; Recordation; Further Assurances.**

(a) The Assignment shall be with representation and express and implied warranty of title. Sellers shall specially warrant and agree to defend the title to the Subject Interests against the lawful claims and demands of all persons claiming the same, or any part thereof, subject to and excepting all Permitted Encumbrances. The damages recoverable for a breach of such warranty of title with respect to any Subject Interests shall not exceed the Allocated Value of the relevant Subject Interests and actual costs associated with remedying the failure of title, including but not limited to legal costs.

(b) Promptly following the **Closing**, Purchaser shall cause the documents identified herein and the Assignment to be recorded or filed in the appropriate real property or other applicable records, and Purchaser shall promptly provide Sellers copies of all such recorded or filed instruments. Purchaser shall be responsible for all applicable recording fees.

(c) Subject to such additional period of time as Sellers reasonably requires using the Records in the conduct of operations after Closing, Sellers shall make the Records available to Purchaser to review and copy be during normal business hours within thirty (30) days after the Closing, to the extent the Records are in the possession of Sellers and are not subject to contractual restrictions on transferability.

(d) After the Closing Date, each Party, at the request of the other Party and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Subject Interests to Purchaser and to accomplish the orderly transfer of the Subject Interests to Purchaser in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Subject Interests to be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Subject Interests be made by the proper Party hereunder.

## ARTICLE IX
## TERMINATION

**9.1 Termination Rights.** This Agreement may be terminated at any time prior to the Closing:

(a) By mutual written consent of Purchaser and Sellers;

(b) By either Purchaser or Sellers if (i) the Closing has not occurred by February 15, 2019 or such later date to which the Closing Date has been delayed pursuant to Section 5.4, 5.7 or 5.8 (provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing;

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(c) By Purchaser if (i) there has been a material breach of the representations and warranties made by Sellers in Article III (provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Purchaser has given Sellers at least fifteen (15) days prior notice of such breach, Sellers has failed to cure such breach within the fifteen (15) day period following receipt of such notice, and the condition described in Section 7.2(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Sellers, would not be satisfied if the Closing were to occur on the day on which Purchaser gives Sellers notice of such termination); or (ii) Sellers has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof;

(d) By Sellers if (i) there has been a material breach of the representations and warranties made by Purchaser in Article IV (provided, however, that Sellers shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Sellers has given Purchaser at least fifteen (15) days prior notice of such breach, Purchaser has failed to cure such breach within the fifteen (15) day period following receipt of such notice, and the condition described in Section 7.3(a), other than the provision thereof relating to the certificate signed by a Responsible Officer of Purchaser, would not be satisfied if the Closing were to occur on the day on which Sellers gives Purchaser notice of such termination); or (ii) Purchaser has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof;

**9.2 Effect of Termination.** If this Agreement is terminated by either Purchaser or Sellers pursuant to the provisions of Section 9.1: (a) this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, managers, officers, members or stockholders except pursuant to, the provisions of Sections 2.5, 3.8, 4.9, 5.1 (but with respect to Section 5.1, only to the extent of the confidentiality and indemnification provisions contained therein), 6.6 and 6.8 and the Confidentiality Agreement (which shall continue pursuant to their terms), and (b) Sellers shall be free immediately to enjoy all rights of ownership of the Subject Interests and to sell, transfer, encumber or otherwise dispose of all or any portion of the Subject Interests to any party without any restriction under this Agreement.

## ARTICLE X
## ASSUMPTION AND INDEMNIFICATION

**10.1 Purchaser's Obligations after Closing.** Upon and after Closing, Purchaser will assume and perform all the obligations, liabilities and duties relating or with respect to the ownership of the Subject Interests that are attributable to periods after the Effective Time, together with the obligations assumed by Purchaser under this Agreement (collectively, the "**Assumed Obligations**"). Without limiting the generality of the foregoing, the Assumed Obligations shall also specifically include:

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(i) Responsibility for the performance of its proportionate share of all express and implied obligations under the instruments described in Exhibit A, Schedule 3, together with all other instruments in the chain of title to the Subject Interests , the Leases, the Contracts, the Permits and all other orders, contracts and agreements to which the Subject Interests are subject, including the payment of royalties and overriding royalties, in each case to the extent attributable to the periods from or after the Effective Time, except to the extent reflected in one or more of the Purchase Price Allocations and Adjustments;

(ii) Responsibility for compliance with all federal, state and local laws, rules, regulations, guidances, ordinances, decrees and orders ("Laws") now or hereafter in effect pertaining to the Subject Interests, and the procurement and maintenance of all permits, consents and authorizations of or required by Governmental Authorities in connection with the Subject Interests, attributable to periods before or after the Effective Time.

**10.2 Sellers's Obligations after Closing.** After Closing, Sellers will retain responsibility for (a) the payment of all operating expenses and capital expenditures related to the Subject Interests and attributable to Sellers's ownership and operation of the Subject Interests , (b) severance, ad valorem and similar taxes measured by the value of the Subject Interests or measured by the production of Hydrocarbons applicable to the period prior to the Effective Time, and (c) third-party claims with respect to payments of lease royalties in respect of the Leases during Sellers's ownership of the Subject Interests , except as related to Suspended Proceeds.

**10.3 Plugging and Abandonment Obligations.** Upon and after the Closing, Purchaser assumes full responsibility and liability for the plugging and abandonment obligations related to all the wells on the Premier Leases.

**10.4 Sellers's Indemnity.** Subject to Sections 10.10 and 10.11, Sellers shall release and indemnify, defend and hold Purchaser and its Representatives (the "Purchaser Indemnified Parties") harmless from and against any and all Claims caused by, resulting from or incidental to the Retained Obligations, and any Claims caused by or resulting from (a) any inaccuracy of any representation or warranty of Sellers set forth in this Agreement, or (b) any breach of, or failure to perform or satisfy, any of the covenants and obligations of Sellers hereunder.

**10.5 Notices and Defense of Indemnified Claims.** Each Party shall promptly notify the other Party of any Claim of which it becomes aware and for which it or any of its Representatives is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party's sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any Claim for which the indemnifying Party has agreed to release and indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such Claim at its own expense.

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**10.6 Survival.** The representations, warranties, covenants, agreements and indemnities of the Parties set forth herein shall survive the Closing, and the consummation of the transactions contemplated hereby; provided, that the representations, warranties, covenants, and agreements.

**ARTICLE XI**
**DISCLAIMERS AND CASUALTY LOSS**

**11.1 Casualty Loss; Condemnation.**
Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Subject Interests from and after the Closing Date.

If after the Effective Time and prior to the Closing any part of the Subject Interests shall be damaged or destroyed by fire or other casualty or if any part of the Subject Interests shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened ("Casualty Loss"), this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding, or the threat thereof, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such damage, destruction, taking or proceeding (c) Notwithstanding Article XI, in the event of any loss described herein, at the Closing, Sellers shall pay to Purchaser all sums paid to Sellers by third parties by reason of the damage, destruction or taking of such Subject Interests (up to the Allocated Value thereof) and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Sellers in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such damage, destruction or taking (up to the Allocated Value thereof). Notwithstanding anything to the contrary in this Article XI, Sellers shall not be obligated to carry or maintain any insurance coverage with respect to any of the Subject Interests other than as required under applicable operating agreements affecting such Subject Interests.

**ARTICLE XII**
**MISCELLANEOUS**

**Amendment.** This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

**Notices.** Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective on the date of transmission if transmitted before 5:00 p.m. at the location to which transmitted on a Business Day or upon delivery), by facsimile transmission (effective on the next Business Day after transmission), by recognized overnight delivery service (effective on the next Business Day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the fifth Business Day after being so mailed), at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a Party as shall be specified by like notice):

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**If to Purchaser:**

Alpha Energy, Inc
4162 Meyerwood Dr.

Houston, TX 77025

Attention: John Lepin

**If to Seller:**

William Teel
Premier Gas Company, LLC
4637 Fenway Circle
Bartlesville, OK 74006

**Counterparts.** This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

**Entire Agreement.** No Third-Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between or between the Parties with respect to the subject matter hereof; and (b) except as specifically provided in Article X, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder. The Parties agree that no Party has made or relied upon any express or implied agreements, representations or warranties to the other Party, in all cases relating to the transactions contemplated by this Agreement, which are not expressly set forth in this Agreement.

**Applicable Law and Venue.** This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties irrevocably consent to the personal jurisdiction of the federal and/or the state courts located in Rogers County, Oklahoma, and unconditionally agree that any and all claims, disputes and/or controversies arising out of or related to this Agreement shall be adjudicated in the federal and/or state courts located in Rogers County, Oklahoma. By signing this Agreement, all signatories hereto agree that they are doing business for personal jurisdiction requirements in Rogers County, Oklahoma.

**Severability.** Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting

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the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

**Assignment**. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (excluding assignments by operation of law) without the prior written consent of the other Party, This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

**IN WITNESS WHEREOF,** the Parties have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first written above.

**Sellers:**

Premier Gas Company, LLC

BY: William Teel
ITS: Vice - Manager
DATE: 1/30/2019

**Purchaser:**

Alpha Energy, Inc.

BY: John Lepin
ITS: CFO/President
DATE: 1/28/2019

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**EXHIBIT "A"**

**(LEASES, WELLS, LANDS AND PRODUCTION THEREFROM)**

**ATTACHED TO AND MADE A PART OF THAT CERTAIN PURCHASE AND SALE AGREEMENT BY AND BETWEEN PREMIER OIL COMPANY, LLC., AS SELLER, AND ALPHA ENERGY, INC., AS PURCHASER, DATED 22nd DAY OF JANUARY 2019. This Exhibit includes a description of:**

(a) The Oil and Gas Leases, the Lands they cover and the Operating Interest and Net Revenue Interest in each.

(b) All agreements relating to the Interests, noting any in which Seller is in default.

(c) All sales, gathering, transportation, processing and treating agreements.

(d) Encumbrances, encroachments, defects or objections to title (§5.01)

PREMIER GAS COMPANY, LLC

ROGERS COUNTY, OKLAHOMA PROJECT

Well Data

| WELL NAME | API # | Well Status | Oil & GAS Lease | SEC | RNG | TWP | Well Depth | Prod Formation |
|---|---|---|---|---|---|---|---|---|
| 1 Brewer Edwards #2 | 131-21044 | AC Oil | C.Begley | 16 | 22N | 15E | 1085 | miss |
| 1 Brewer Edwards #3 | 131-21904 | AC Oil | C.Begley | 16 | 22N | 15E | 1072 | miss |
| 1 Brewer Edwards #79-1 | 131-21043 | AC Oil | C.Begley | 16 | 22N | 15E | 1100 | miss |
| 2 Brewer Edwards #10 | 131-24310 | AC Oil | C.Begley | 16 | 22N | 15E | 1190 | miss |
| 2 Brewer Edwards #14 | 131-24335 | AC Oil | C.Begley | 16 | 22N | 15E | 1155 | miss |
| 2 Brewer Edwards #15 | 131-24339 | AC Oil | C.Begley | 16 | 22N | 15E | 1270 | miss |
| 2 Brewer Edwards #16 | 131-24501 | AC Oil | C.Begley | 16 | 22N | 15E | 1265 | miss |
| 2 Brewer Edwards #17 | 131-24502 | AC Oil | J.Begley | 16 | 22N | 15E | 1267 | miss |
| 2 Brewer Edwards #5 | 131-24046 | AC Oil | C.Begley | 16 | 22N | 15E | 1160 | miss |
| 2 Brewer Edwards #6 | 131-24055 | AC Oil | C.Begley | 16 | 22N | 15E | 1135 | miss |
| 2 Brewer Edwards #7 | 131-24154 | AC Oil | J.Begley | 16 | 22N | 15E | 1260 | rowe coal |
| 2 Brewer Edwards #8 | 131-24155 | AC Gas | C.Begley | 16 | 22N | 15E | 1000 | burgess |
| 2 Brewer Edwards #8A | 131-24726 | AC Oil | C.Begley | 16 | 22N | 15E | 1280 | miss |
| 2 Brewer Edwards #9 | 131-24199 | AC Oil | C.Begley | 16 | 22N | 15E | 1122 | miss |
| Allen Carter #1 | 131-25033 | AC Gas | J. Wagoner | 23 | 23N | 15E | 1000 | rowe coal |
| Allen Carter #2 | 131-25085 | SP Gas | J. Wagoner | 23 | 23N | 15E | 1400 | arbuckle |

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| | | | | | | | | |
|---|---|---|---|---|---|---|---|---|
| Atwood #1(wendland calfee | 131-21352 | AC Gas | Atwood | 22 | 24N | 15E | 1222 | miss lime |
| Atwood B | 131-25213 | EX-No Completion | Atwood | 26 | 24N | 15E | 1400 | miss lime |
| Begley #1 | 131-24144 | AC Oil | C.Begley | 16 | 22N | 15E | 1243 | miss |
| Begley #2 | 131-24145 | AC Oil | C.Begley | 16 | 22N | 15E | 1193 | miss |
| Begley #4 | 131-24220 | AC Oil | C.Begley | 16 | 22N | 15E | 1242 | miss |
| Begley #5 | 131-24221 | AC Oil | C.Begley | 16 | 22N | 15E | 1267 | miss |
| Begley #6 (SW) | 131-24359 | 2DNC-SWD | J.Begley | 21 | 22N | 15E | 1294 | miss |
| Begley #7 | 131-24360 | AC Oil | J.Begley | 21 | 22N | 15E | 1294 | miss |
| Begley #8 | 131-24361 | AC Oil | J.Begley | 21 | 22N | 15E | 1294 | miss |
| Begley #B-1 | 131-24919 | AC Gas | M.Begley | 22 | 22N | 15E | 1290 | miss |
| Begley (Jeff) #3 | 131-24219 | TM-Disposal | C.Begley | 16 | 22N | 15E | 1308 | miss |
| Begley-Pope #1 | 131-01753 | TA-Dry Hole | M.Begley | 22 | 22N | 15E | 583 | |
| Billy Lindsey #1 | 131-25230 | AC | Lindsey | 9 | 21N | 15E | 1336 | miss |
| Brady #1 | 131-24914 | AC Gas | J.Begley | 22 | 22N | 15E | 1050 | burgess |
| Brewer #4 | 131-23394 | AC Oil | N.Brewer | 17 | 22N | 15E | 1285 | burgess |
| Brewer #7-A | 131-24375 | SP? | N.Brewer | 17 | 22N | 15E | | |
| Brewer-Coon #1 | 131-21045 | AC Oil | J.Coon | 17 | 22N | 15E | 1000 | miss |
| Brewer-Coon #3 | 131-24355 | SP-No Completion | J.Coon | 17 | 22N | 15E | | |
| Chis Begley CSP #1 | 131-25350 | AC | Chris Begley/Fleischaker | 16 | 22N | 15E | | rowe coal |
| Chris Begley #3 | 131-24741-01 | EX-No Completion | C.Begley | 16 | 22N | 15E | 1150 | miss |
| Chris Begley Cherokee #4 | 131-25236 | AC | C.Begley | 16 | 22N | 15E | 1290 | miss |
| Chris Begley CSP #2 | 131-25351 | AC | Chris Begley/Fleischaker | 16 | 22N | 15E | 1304 | miss |
| Chris Begley MC-1 | 131-25281 | AC Oil | Chris Begley | 16 | 22N | 15E | 1441 | miss |
| Chris Begley MC-2 | 131-25285 | AC | Chris Begley | 16 | 22N | 15E | 1282 | miss |
| Chris Begley MC-3 | 131-25287 | SP | Chris Begley | 16 | 22N | 15E | 1296 | rowe coal |
| Chris Begley MC-4 | 131-25286 | SP | Chris Begley | 16 | 22N | 15E | 1285 | miss |
| Coon PRD 1 | 131-25294 | SP | J.Coon | 17 | 22N | 15E | 1270 | miss |
| Coon PRD 3 | 131-25290 | SP | J.Coon | 17 | 22N | 15E | 1307 | miss |
| Cox Adian 1 | 131-25341 | AC Gas | Cox | 17 | 22N | 15E | 1269 | miss |
| Cox Brigid 1 | 131-25342 | AC | Cox | 17 | 22N | 15E | 1250 | miss |
| Cox Micheyla Ellis 1 | 131-25327 | AC | Cox | 17 | 22N | 15E | 1275 | miss |
| Cox Micheyla Ellis 2 | 131-25329 | AC | Cox | 17 | 22N | 15E | 1218 | miss |
| Cox Micheyla Ellis 3 | 131-25340 | AC | Cox | 17 | 22N | 15E | 1250 | miss |
| Cox Micheyla Ellis 4 | 131-25338 | AC | Cox | 17 | 22N | 15E | 1230 | miss |
| Cox Micheyla Ellis 5 | 131-25347 | AC | Cox | 17 | 22N | 15E | 1255 | miss |

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| | | | | | | | | |
|---|---|---|---|---|---|---|---|---|
| Cox Micheyla Ellis 6 | 131-25348 | AC | Cox | 17 | 22N | 15E | 1254 | miss |
| Dana #1 | 131-25084 | SP Oil | Sconyers | 34 | 22N | 15E | 1081 | miss |
| Dana PRD 2 | 131-25298 | AC Oil | Sconyers | 3 | 21N | 15E | 1259 | miss |
| Dana PRD 4 | 131-25293 | AC | Sconyers | 3 | 21N | 15E | 1186 | miss |
| Dana PRD 5 | 131-25296 | AC | Sconyers | 3 | 21N | 15E | 1220 | miss |
| Dana PRD 6 | 131-25297 | AC Oil | Sconyers | 3 | 21N | 15E | 1240 | miss |
| Drew Wagoner #1 | no info | | D.Wagoner | 16 | 24N | 15E | | |
| Drew Wagoner #2 | 131-23671-02 | AC GaConv-SWD | D.Wagoner | 16 | 24N | 15E | 1175 | miss |
| Drew Wagoner #3 | 131-21547 | PA-Plugged | D.Wagoner | 16 | 24N | 15E | 1109 | miss |
| Eric Foust 7-9 | 171-23343 | | Pawnee | | | | | |
| Eric Foust 8-9 (SW) | 171-23344 | | Pawnee | | | | | |
| Floyd Patrick #1 | 131-25231 | PA-Plugged | Patrick | 23 | 22N | 15E | 1273 | miss |
| Floyd Patrick #2 | 131-25234 | PA-Plugged | Patrick | 23 | 22N | 15E | 1203 | miss |
| Floyd Patrick #78-1 | 131-20742 | AC Gas | Patrick | 23 | 22N | 15E | 600 | red fork |
| Floyd Patrick #78-2 | 131-21738 | AC-No Complete | Patrick | 23 | 22N | 15E | 1010 | miss |
| Foust 1-9 | | | Pawnee | | | | | |
| Foust 1A | | | Pawnee | | | | | |
| Foust 1S | | | Pawnee | | | | | |
| Foust 8-9A | | | Pawnee | | | | | |
| Gene Shockemoehl #1 | 131-25232-01 | SP Oil | Shockemoehl | 4 | 21N | 15E | 1338 | miss |
| Gene Shockemoehl #2 | 131-25233 | AC-Dry | Shockemoehl | 4 | 21N | 15E | 1322 | miss |
| Hinkefent #1 | 131-22911 | 2DNC-SWD | Hinkefent | 16 | 22N | 15E | 1280 | miss |
| Hinkefent #2 | 131-24175 | | Hinkefent | 16 | 22N | 15E | | |
| Hinkefent #3 | 131-24289 | | Hinkefent | 16 | 22N | 15E | | |
| Jeff Begley #2H | 131-25240 | AC | Begley | 15 | 22N | 15E | 1243 | miss |
| Jeff Begley Cherokee #1 | 131-25235 | AC | J.Begley | 15 | 22N | 15E | 1280 | mulkey coal |
| Joy Wagoner #1 | 131-21428 | SP Dry | J.Wagoner | 22 | 24N | 15E | 1423 | miss lime |
| Joy Wagoner #2 (Joy #4) | 131-02827 | AC Oil | J.Wagoner | 22 | 24N | 15E | 1127 | rowe coal |
| Joy Wagoner #3 | no info | | J. Wagoner #2 | 23 | 24N | 15E | | |
| Joy Wagoner #9 | 131-21116 | 2DNC | J.Wagoner | 22 | 24N | 15E | 1600 | arbuckle |
| Mark Begley #1 | 131-24532 | AC Gas | M.Begley | 22 | 22N | 15E | 1330 | rowe coal |
| Mark Begley #2 | 131-24911 | AC Gas | M.Begley | 22 | 22N | 15E | 1225 | miss |
| Mark Begley #5 | 131-24358 | | N.Brewer | | | | | |
| Mark Begley #7 | 131-24366 | | N.Brewer | | | | | |
| Mark Begley Cherokee #2 | 131-25238 | AC | M.Begley | 22 | 22N | 15E | 1240 | miss |
| Mark Begley Cherokee #3 | 131-25237 | AC | M.Begley | 22 | 22N | 15E | 1263 | miss |

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| | | | | | | | | |
|---|---|---|---|---|---|---|---|---|
| Mark Begley RSO-1 | 131-25299 | AC-No Completion | M. Begley | 22 | 22N | 15E | 1260 | |
| McGill #1 | 131-22577 | AC | McGill | 14 | 24N | 15E | 1136 | miss |
| McGuire #1 | 131-21181 | AC Gas | McGuire | 22 | 24N | 15E | 1180 | iron post |
| McGuire #2 | 131-21234 | PA-Plugged | McGuire | 22 | 24N | 15E | 1438 | miss lime |
| McGuire #3 | 131-21235-01 | AC Gas | McGuire | 22 | 24N | 15E | 1219 | miss lime |
| McGuire #4 | 131-21530 | AC Gas | McGuire | 22 | 24N | 15E | | miss lime |
| N/B 9D | 131-25344 | 2DNC-SWD | Brewer | 17 | 22N | 15E | 1400 | arbuckle |
| Noble Brewer #1H | 131-25239 | AC | Brewer | 17 | 22N | 15E | 1300 | miss |
| Noble Brewer RSO-2 | 131-25304 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1340 | miss |
| Noble Brewer RSO-3 | 131-25305 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1360 | miss |
| Noble Brewer RSO-4 | 131-25306 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1376 | miss |
| Paden #1 | 131-24921 | AC Gas-Dry Hole | J.Begley | 22 | 22N | 15E | 1342 | miss |
| Parker #1 | 131-21023 | AC-No Completion | S.Thompson | 23 | 24N | 15E | 1171 | miss |
| Phil Minor #1 | 131-25218 | AC-Dry | Phil Minor | 4 | 21N | 15E | 1272 | miss |
| Ray Minor #1 | 131-25219 | AC-Dry | Ray Minor | 9 | 21N | 15E | 1260 | bartlesville |
| Ray Minor #2 | 131-25220 | AC-Dry | Ray Minor | 4 | 21N | 15E | 1299 | miss |
| Ray Minor 1A | 131-25319 | SP | Ray Minor | 9 | 21N | 15E | 1227 | bartlesville |
| Schmidt #1 | 131-25153 | AC Gas | Schimidt | 31 | 24N | 15E | 1400 | miss lime |
| Schmidt #2 | 131-25152 | AC Dry Hole | Schimidt | 31 | 24N | 15E | 1400 | miss lime |
| Schmidt #3 | 131-25151 | AC | Schimidt | 31 | 24N | 15E | 1400 | miss lime |
| Schmidt #4 | 131-25149 | AC | Schimidt | 31 | 24N | 15E | 1400 | miss lime |
| Schmidt #5 | 131-25156 | AC | Schimidt | 31 | 24N | 15E | 1400 | miss lime |
| Sconyers Hickory #2 | 131-25217 | AC-Dry | Sconyers | 3 | 21N | 15E | 1132 | burgess |
| Sconyers Hickory #3 | 131-25214 | AC | Sconyers | 3 | 21N | 15E | 1105 | miss |
| SmithPeter #1 | 131-23316 | AC-No Completion | Sconyers | 34 | 22N | 15E | | |
| SmithPeter #2 | 131-23998 | AC Gas-No Test | Sconyers | 34 | 22N | 15E | 694 | tucker |
| SmithPeter #2 (SW) | 131-25263 | 2DNC-SWD | Sconyers | 33 | 22N | 15E | 1150 | arbuckle |
| SmithPeter #3 | 131-24728 | AC Gas | Sconyers | 34 | 22N | 15E | 936 | miss |
| SmithPeter #4 | 131-24762 | AC Gas | Sconyers | 34 | 22N | 15E | 1041 | bartlesville |
| SmithPeter 1A | 131-25318 | SP | Sconyers | 3 | 21N | 15E | 1123 | bartlesville |
| SmithPeter Hickory #1 | 131-25215 | AC | Sconyers | 33 | 22N | 15E | 1051 | miss |
| Sponsler #1 | 131-20424 | AC Oil | Sponsler | 9 | 22N | 15E | 1071 | miss |
| Sponsler #10 | 131-20711 | AC Oil | Sponsler | 9 | 22N | 15E | 1230 | miss lime |
| Sponsler #13 | 131-20712 | AC Oil | Sponsler | 9 | 22N | 15E | 1204 | miss lime |

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| | | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| Sponsler #14 | 131-20713 | AC Oil | Sponsler | 9 | 22N | 15E | 1349 | miss lime |
| Sponsler #5 | 131-24297 | TM Gas | Sponsler | 9 | 22N | 15E | 1330 | rowe coal |
| Sponsler #W-1 (SW) | 131-20780 | 2DNC-SWD | Sponsler | 9 | 22N | 15E | 700 | bartlesville |
| Sponsler JPW#1 | 131-25346 | AC | Sponsler | 9 | 22N | 15E | 1351 | miss |
| Sponsler JPW#2 | 131-25345 | AC | Sponsler | 9 | 22N | 15E | 1249 | miss |
| Stanford #1 | 131-25163 | AC Dry | J.Stanford | 23 | 24N | 15E | 1191 | miss lime |
| Stanford #2 | 131-25162 | AC Gas | J.Stanford | 23 | 24N | 15E | 1278 | miss lime |
| Stanford 2 #3 (Stanford B) | 131-25167 | AC | J.Stanford | 24 | 24N | 15E | 1183 | penn coal |
| Stanford 2 #4 (Stanford B) | 131-25168 | AC | J.Stanford | 24 | 24N | 15E | 1185 | miss lime |
| Stanford 2 #5 (Stanford B) | 131-25174 | AC | J.Stanford | 24 | 24N | 15E | 1187 | penn coal |
| US CBM I Noble Brewer 12-2 | 131-25261 | AC | Brewer/Fleischaker | 17 | 22N | 15E | 1250 | miss |
| USCBM I 12-4 | 131-25260 | AC | C. Begley | 16 | 22N | 15E | 1274 | miss |
| USCBM I 12-5 | 131-25275 | AC Oil | C. Begley | 16 | 22N | 15E | 1256 | miss |
| USCBM I 12-6 | 131-25276 | AC Oil | C. Begley | 16 | 22N | 15E | 1310 | miss |
| USCBM I 12-8 | 131-25278 | AC Oil | C. Begley | 16 | 22N | 15E | 1310 | miss |
| USCBM I Noble Brewer 12-10 | 131-25288 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1297 | miss |
| USCBM I Noble Brewer 12-11 | 131-25279 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1360 | miss |
| USCBM I Noble Brewer 12-12 | 131-25280 | AC Oil | Brewer/Fleischaker | 17 | 22N | 15E | 1296 | miss |
| USCBM II 12-3 | 131-25259 | SP | Begley/Fleischaker | 16 | 22N | 15E | 1115 | miss |
| USCBM II 12-7 | 131-25277 | AC Oil | Begley/Fleischaker | 16 | 22N | 15E | 1310 | miss |
| ~~USCBM II 12-9~~ | ~~131-25289~~ | ~~PA-Plugged~~ | ~~Begley/Fleischaker~~ | ~~16~~ | ~~22N~~ | ~~15E~~ | ~~1162~~ | |
| USCBM II 12-9A | 131-25292 | AC Oil | Begley/Fleischaker | 16 | 22N | 15E | 1407 | miss |
| USCBM II Noble Brewer 12-1 | 131-25262 | AC | Brewer/Fleischaker | 17 | 22N | 15E | 1326 | miss |
| Winchester #1 | 131-01730 | AC Oil | Cherokee | 20 | 22N | 15E | 1023 | miss |
| Winchester #2 | 131-24779 | AC Gas | Coon | 20 | 22N | 15E | 1042 | burgess |

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EXHIBIT "B"

PROJECT MAPS

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CHERCKEE AREA
SOUTH CANEY RIVER AREA
ROGERS CO.
MAP 1

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15E
ALLIED TRANSMISSION
NORTH
Line Change
Talala
Constellation
Allied Proposed Gas Line #1
Allied Proposed Gas Line #2
WILLIAMS PIPE LINE COMPANY
EQUILON PIPELINE COMPANY LLC
Allied Proposed Gas Line #1
Allied Proposed Gas Line #2
Oologah Lake

# Rogers County

## PLAT MAP PAGE INDEX



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**EXHIBIT "C"**

**ESCROW AGREEMENT**

THIS AGREEMENT ("Escrow Agreement") is entered as of the 22nd day of January, 2019, by and among PREMIER GAS COMPANY, LLC. (PGC)" SELLER", and ALPHA ENERGY INC (AEI)," PURCHASER".

**WHEREAS**, the SELLER and the PURCHASER are parties to a Purchase/ Sales Agreement for purchase of certain oil and gas leases and wellbores in Rogers County, Oklahoma ("Goods"), dated January 22, 2019 ("PSA"); and

**WHEREAS**, the "PSA" provides for the escrow of the purchase price of the Goods; and

**WHEREAS,** SELLER AND PURCHASER desire that Robert M. Vaughn Jr. act as escrow agent for deposits and payments ("Deposits") under the "PSA" pursuant to the terms and provisions of this Escrow Agreement.

**NOW, THEREFORE,** the parties agree:

1. **ESCROW ACCOUNT**. Escrow Agent shall establish an escrow account for the purpose of holding the Deposits made by PURCHASER pursuant to the "PSA". Escrow Agent shall retain 1% for its services as Escrow Agent under this Agreement.

2. **DEPOSITS**. PURCHASER shall make all payments due under the "PSA" via bank wire transfer to:

| | | |
|---|---|---|
| 3. | Bank Name: | First Enterprise Bank |
| | Bank Address: | 39th & Meridian<br>Oklahoma City Oklahoma 73114 |
| | Account Name: | Oklahoma Bar Foundation IOLTA<br>Robert M Vaughn Jr. |
| | Account Number: | 1010 48 0779 |
| | ABA Number: | 103000680 |

4. **CURRENCY**. All funds deposited in Escrow Account shall be made and held in United States Dollars. Payments by Escrow Agent from Escrow Account shall be made in United States Dollars.

Initials Initials

5. **DEPOSITS.** The purchase price due under the "PSA" is US Dollars ($ 1,600,000.00). The Escrow Agent shall confirm Deposits with SELLER by giving notice to Ronnie Neihart, Premier Gas Company, LLC upon receipt of funds. Funds shall not be considered received until corresponding amounts have been cleared and available in Escrow Agent's bank account. The funds shall be held in escrow by Escrow Agent until released.

   5.1 Upon execution of this Agreement, Buyer will immediately pay Seller via wire transfer a non-refundable deposit in cash or other immediately available funds in the amount $50,000 (the Deposit). In no event shall the Deposit be refundable to Buyer. The Deposit shall be credited against the cash portion of the Purchase Price at Closing, as shall any additional deposit paid to the Seller pursuant to Section 2.3.

6. **RELEASE OF FUNDS.** Pursuant to the terms and conditions set forth in the Purchase/Sales Agreement and this Escrow Agreement the parties hereby authorize the Escrow Agent to release the funds held in the Escrow Account using the following instructions:

6.1 Upon satisfaction of all assumptions made in the "PSA" and Exhibit D, notification and acceptance of funds, Escrow Agent shall release the funds held in the Oklahoma Bar Foundation IOLTA Escrow Account, to the SELLER.

6.2 Upon receipt of funds the SELLER SHALL IMMEDIATELY ASSIGN ALL LEASES AND WELLBORES TO PURCHASER. PURCHASER shall immediately have title & possession of all pertinent leases, wellbores, and any other real property included in the Goods.

7. **PAYMENT INSTRUCTIONS.**

Upon the successful transfer of the funds to SELLER and receipt of Goods by PURCHASER, Escrow Agent will settle all outstanding payments to involved parties:

8. **AUTHORITY TO ACT.**

   8.1 Escrow Agent is hereby authorized and directed by the undersigned to act only in accordance with the provisions of this Escrow Agreement.

   8.2 Disputes: If there is any dispute as to whom the Escrow Agent is to release the Escrow Account funds due to non-performance, Escrow Agent shall hold the funds until the parties' rights are determined. The Escrow Agent shall hold the funds until: (i) the rights of all interested parties shall have been fully and finally adjudicated as provide under Section "10. Dispute Resolution" of the "PSA", or (ii) all differences shall have been

JJ Initials    TM Initials

adjudged and all doubt resolved by agreement among the parties, and the Escrow Agent shall have been notified thereof in writing signed by all such persons by written agreement of the parties. The Escrow Agent is under no obligation to bring an action or proceeding in court to determine the disposition of the deposited funds, but shall continue to hold the Deposit.

8.3 The Escrow Agent assumes no liability except that of a stakeholder. The Escrow Agent's duties are limited to those specifically set out in this Escrow Agreement. Escrow Agent shall incur no liability other than for willful misconduct or gross negligence.

Whereof the parties sign their names this 22nd day of January, 2019

| | |
|---|---|
| **Premier Gas Company, LLC (SELLER)** | **Alpha Energy, Inc (PURCHASER)** |
| By: ____________________ | By: ____________________ |
| Name: William Teel, Vice - Manager | Name: John Lepin, CFO/President |

**Escrow Agent**

By: ____________________

Name: Robert M Vaughn Jr.

______ Initials ______ Initials

**Exhibit "D"**

| | |
|---|---|
| Working Interest Purchase | |
| 100% Working interest Deposited with Escrow Agent | $ 1,600,000.00 |
| ZHQ Holding Company. LLC | $ (712,500) |
| Pure Oil Company, Inc. | $ (237,500) |
| Less Outstanding Expenses | |
| Note "A" – Accounts Payable | $ (45,835) |
| Total due Premier at closing to be adjusted at Post Closing | $ 604,164 |
| Accounts Payable | |
| Title Opinion | $ 4953 |
| Petroleum Engineering | $ 4200 |
| Kevin Risley Trash | $ 513 |
| Gas Analytical – Monthly Chart Service | $ 2120 |
| D&C Parts | $ 982 |
| Bachman Services – Chemicals | $ 3205 |
| Duco Pipe & Supplies | $ 4757 |
| Pat Harden – Shop & Yard Lease | $ 3920 |
| Napa – Parts | $ 1325 |
| S&H Electric – Lease Electric | $ 1625 |
| Pioneer Oil Field Supply | $ 13,780 |
| Mahan LLC | $ 703 |
| Western Industrial Distribution – Chemicals | $ 2145 |
| Oils Unlimited-Lube Oil | $ 1608 |
| Total Accounts Payable | $ 45,835 Note A |

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